Filed by Charles River Laboratories International, Inc.
pursuant to Rule 14a-12
of the Securities Exchange Act of 1934

Subject Company: Charles River Laboratories International, Inc.
(Commission File No.: 001-15943)

BPS Employee Q&A
April 26, 2010

Q: Where are WuXi AppTec BPS facilities located?

A: WuXi AppTec has a 75,000 square feet FDA-registered facility in Philadelphia, PA that provides development and testing of biologics (including cell & molecular biology, virology and viral clearance), and cGMP manufacturing for cellular therapeutics.

Q: Will the WuXi AppTec BPS business be integrated into CR?  Will there be any staff reductions or site closures as a result of the acquisition?

A: Our goal with this transaction is to grow our BPS business.  We see this as a great opportunity for the company and our employees over the long term. It is our intent to fully integrate the businesses of the two companies.

We do expect there will be some duplication of functions as the two companies are combined.  These duplications will be identified in the coming months by the integration teams as we solidify our integration strategy.  We will work through the integration process as quickly as possible.

Q: What will be the name of the expanded BPS business?

A: Charles River Biopharmaceutical Services.

Q: Will Charles River continue to invest in our existing BPS sites?

A: Until the acquisition is complete, we will continue to invest in the business as usual to provide the correct level of service for our clients.  Additional operational decisions will be made by the integration teams, which are comprised of individuals from both companies in the next few months.

Q: Are there any plans to move the BPS work to China?

A: Not in the near term.  Although, it is our long-term vision to support our clients wherever they choose to conduct their drug research and development.  Our clients view China as the new frontier for drug development.  It is our goal to establish a strong presence for drug development products and services in China, to meet our clients’ needs.

The region is certainly a potential area of growth for our BPS business in the future.  That being said, the majority of our clients in the US and Europe, who are increasingly shifting their focus to biopharmaceutical development, need their testing done at a local level.  Therefore, similar to other locations, our customers will decide where they want to place their work.

Q: How much overlap is there between the client base of Charles River and WuXi AppTec?

A: We will not have access to the client lists until the deal is completed in the fourth quarter of 2010.

Q: When and how will our clients be notified of the acquisition?

A: Today, all clients received an email announcing this strategic acquisition. In addition, senior management began calls to our larger clients today to ensure they hear directly from us how this transaction will benefit them.

Forward-Looking Statements

This document includes “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by the use of words such as “anticipate,” “believe,” “expect,” “estimate,” “plan,” “outlook,” and “project” and other similar expressions that predict or indicate future events or trends or that are not statements of historical matters. These statements are based on current expectations and beliefs of Charles River Laboratories International, Inc. (Charles River) and WuXi PharmaTech (Cayman) Inc. (WuXi), and involve a number of risks and uncertainties that could cause actual results to differ materially from those stated or implied by the forward-looking statements. Those risks and uncertainties include, but are not limited to: 1) the possibility that the companies may be unable to obtain stockholder or regulatory approvals required for the combination; 2) problems may arise in successfully integrating the businesses of the two companies; 3) the acquisition may involve unexpected costs; 4) the combined company may be unable to achieve cost synergies; 5) the businesses may suffer as a result of uncertainty surrounding the acquisition; and 6) the industry may be subject to future regulatory or legislative actions and other risks that are described in Securities and Exchange Commission (SEC) reports filed or furnished by Charles River and WuXi.

Because forward-looking statements involve risks and uncertainties, actual results and events may differ materially from results and events currently expected by Charles River and WuXi. Charles River and WuXi assume no obligation and expressly disclaim any duty to update information contained in this filing except as required by law.

Additional Information

This document may be deemed to be solicitation material in respect of the proposed combination of Charles River and WuXi. In connection with the proposed transaction, Charles River will file a preliminary proxy statement and a definitive proxy statement with the SEC. The information contained in the preliminary filing will not be complete and may be changed. Before making any voting or investment decisions, investors and security holders are urged to read the definitive proxy statement when it becomes available and any other relevant documents filed with the SEC because they will contain important information. The definitive proxy statement will be mailed to the shareholders of Charles River seeking their approval of the proposed transaction. Charles River’s shareholders will also be able to obtain a copy of the definitive proxy statement free of charge by directing a request to: Charles River Laboratories, 251 Ballardvale Street, Wilmington, MA 01887, Attention: General Counsel. In addition, the preliminary proxy statement and definitive proxy statement will be available free of charge at the SEC’s website, www.sec.gov or shareholders may access copies of the documentation filed with the SEC by Charles River on Charles River’s website at www.criver.com.

Charles River and its directors and executive officers and other members of management and employees may be deemed to be participants in the solicitation of proxies in respect of the proposed transaction. Information regarding Charles River’s directors and executive officers is available in Charles River’s proxy statement for its 2010 annual meeting of shareholders, which was filed with the SEC on March 30, 2010. Information regarding the persons who may, under the rules of the SEC, be considered participants in the solicitation of Charles River shareholders in connection with the proposed transaction will be set forth in the preliminary proxy statement when it is filed with the SEC.

This document does not constitute an offer of any securities for sale or a solicitation of an offer to buy any securities. The Charles River shares to be issued in the proposed transaction have not been and will not be registered under the Securities Act of 1933, as amended (the “Securities Act”), and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. Charles River intends to issue such Charles River shares pursuant to the exemption from registration set forth in Section 3(a)(10) of the Securities